Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE TRIMS STAFFING BY 10% TO BETTER ALIGN

OVERHEAD WITH ONGOING SHIFT TO DISTRIBUTION MODEL

OMAHA, NE (February 12, 2009) – Ballantyne of Omaha, Inc. (NYSE Alternext US: BTN), a provider of cinema equipment and services, announced today that it has reduced its overall staffing by 19 persons, or approximately 10%, as part of the ongoing shift in its business from the manufacture of film projection equipment to the distribution of digital cinema projectors.  Annualized cost savings related to these actions is estimated to amount to approximately $900,000.  Ballantyne will record a first quarter severance charge of approximately $255,000 related to these actions.

Over half of the staffing reductions were focused on manufacturing and inventory related positions, with the balance spread across administrative areas including accounting and customer service, in addition to a reduction in film equipment sales personnel.  All but one of the cuts were for personnel at the Company’s Omaha facility.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “We have long known that the evolution of our business focus from manufacturing to distribution would require a realignment of staffing in our Omaha facility.  Over the past two years we have made good progress in cross training employees to perform new functions required by our change in business focus.  Functions such as client support services, integration of digital projection systems at our facility, as well as the manufacture of some sub-assemblies will create new revenue and employment opportunities in Omaha.

“However as our film-based manufacturing requirements continue to decline with the rise of digital projection, management is obligated to take these difficult steps to right-size our staffing levels and position our company for improved financial performance.  The combination of a challenged economy and a slower than anticipated ramp up in digital cinema deployments required that we accelerate these actions, and we thank our current and former colleagues for their contributions.”

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.  Ballantyne assumes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Ballantyne of Omaha	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500, btn@jcir.com

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